Exhibit 99.1

Contact at 214/432-2000

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President & CFO

Robert S. Stewart

Executive Vice President

News for Immediate Release

Eagle Materials Sells Non-Core Concrete and Aggregates Assets

Portfolio Shaping in Anticipation of Eagle Becoming Two Distinct Companies

(DALLAS – April 17, 2020):  Eagle Materials Inc. (NYSE: EXP) announced today that the Company has sold its Western Aggregates and Mathews Readymix operations for $93.5 million to Teichert, a California-based construction company.  Western Aggregates vested-rights-to-mine covers 3,900 acres and includes over 900 million tons of aggregates.  Mathews Ready Mix assets include three concrete batch plant locations and 26 trucks.

Michael Haack, Eagle Materials President and Chief Executive Officer, commented, “This transaction represents the sale of non-core assets on the heavy-side of our company.  In using the term ‘non-core’ I mean that they do not provide essential support to our primary cement plant network. We are especially keen on having the most strategically coherent set of heavy-side assets established in advance of our previously announced spin-off.  These divestitures along with the integration of the Kosmos cement plant acquisition, create a focused heavy materials business with a broad capability to serve US heartland cement markets.”

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete, Sand and Aggregates, from more than 75 facilities across the US.  Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214-432-2000

Michael Haack
President and CEO

D. Craig Kesler
Executive Vice President and CFO

Robert S. Stewart
Executive Vice President, Strategy, Corporate Development and Communications